Exhibit 99.1

Zynex Announces 2016 Year End Results

LONE TREE, Colo., April 3, 2017 /PRNewswire/ -- Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, announces 2016 year-end financial results.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: "2016 was an important period in our turn-around with growth in orders, revenue growth and a return to profitability. Orders grew 86% compared to the prior year and revenue grew 14% in 2016 to $13.3 million. Our fourth quarter 2016 showed net income of $209,000 and the full year net income was $69,000. A strong Gross Profit Margin of 74% combined with our SG&A being flat compared to the prior year was significant in returning to profit.

We continue to see a strong demand for our flagship product, the NexWave, less competition than in prior years and continued strong insurance reimbursement. Going forward we are looking to add more products to this product line and well as continuing to develop and expand our sales force.

Our Monitoring Solutions division is still working with the FDA on our Blood Volume Monitor, a product that can detect blood loss during surgery and internal bleeding during recovery. We believe there is a huge unmet need for monitoring patient fluid balance in hospital settings as well as other applications such as military use in battlefield hemorrhaging.

Subsequent to year end we closed a financing of $1 million on February 28, 2017 and we have used the proceeds to partially pay down on our line of credit and to fuel the production of product needed to keep up with sales orders and sales rep demonstration inventory. The balance on our line of credit at the end of March 2017 was $2.1 million, down $600,000 compared to the beginning of the year. We expect to see an immediate impact in sales order growth as a result of being able to keep up with sales orders. We should be able to estimate the financial impact for the year more accurately in the next few months as we learn more about the actual order growth."

Summary of Financial Results:

The Company's net revenue increased 14% to $13,313,000 for 2016, compared to $11,641,000 for the year ended December 31, 2015. The increase was primarily due to increase in orders as a result of hiring additional sales rep early in the year. Cost of Goods Sold decreased from $3,517,000 in 2016 compared to $4,937,000 in 2015 which reflects an increase in Gross Profit Margin to 74% versus 58% in 2015.

The Company reported Selling, General and Administrative ("SG&A") expenses of $9,156,000 for 2016, compared to $9,185,000 for the year ended December 31, 2015. The Company's SG&A expenses remained flat year over year while revenue increased, resulting in an improved operating result.

The Company reported net income of $69,000 or less than one cent per share for the full year of 2016 compared to a net loss of $2.9 million in 2015 or nine cents per share.

The Company's cash and line of credit balance as of December 31, 2016 was $247,000 and $2,771,000, respectively, as compared to cash and line of credit balance as of December 31, 2015 of $8,000 and $4,002,000.

Webcast Details: Monday, April 3, 2017 at 9:00 a.m. MT – 11:00 a.m. ET

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ZYNEX, INC.
CONSOLIDATED BALANCE SHEET
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$247	$8
Accounts receivable, net	3,028	2,426
Inventory, net	107	305
Prepaid expenses	40	27
Income tax receivable	—	—
Total current assets	3,422	2,766
Property and equipment, net	580	801
Deposits	55	55
Intangible assets, net	34	74
Total assets	$4,091	$3,696
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Line of credit	$2,771	$4,002
Current portion of capital leases	118	109
Accounts payable	2,879	2,477
Deferred revenue	54	89
Deferred insurance reimbursement	880
Income taxes payable	79	79
Accrued payroll and payroll taxes	732	484
Other accrued liabilities	232	299
Total current liabilities	7,745	7,539
Capitalized leases, less current portion	136	216
Warranty liability	12	12
Total liabilities	7,893	7,767
Stockholders' (Deficit) Equity:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,271,234 shares issued and outstanding	31	31
Paid-in capital	6,032	5,832
Accumulated deficit	(9,776)	(9,845)
Total Zynex, Inc. stockholders' deficit	(3,713)	(3,982)
Non-controlling interest	(89)	(89)
Total Stockholders' deficit	(3,802)	(4,071)
	$4,091	$3,696

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

YEARS ENDED DECEMBER 31

	2016	2015
Net revenue:
Rental	$4,409	$2,480
Product and supply	8,886	7,989
Pharmacy and other	18	1,172
	13,313	11,641
Operating Expenses
Cost of revenue – rental, product and supply	(3,517)	(4,937)
Selling, general and administrative expenses	(9,156)	(9,185)

Loss from operations	640	(2,481)
Other income (expense):
Interest expense	(352)	(503)
Other income (expense)	(204)	(7)
	(556)	(510)
Loss before income taxes	84	(2,991)
Income tax benefit (expense)	(15)	57
Net income (loss)	69	(2,934)
Plus: Net loss – non-controlling interest	—	23
Net income (loss) – attributable to Zynex, Inc.	$69	$(2,911)
Net loss per share – attributable to Zynex, Inc.:
Basic	$0.00	$(0.09)
Diluted	$0.00	$(0.09)
Weighted average number of common shares outstanding:
Basic	31,271,234	31,271,234
Diluted	31,271,234	31,271,234

CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)
YEARS ENDED DECEMBER 31

	2016	2015
Cash flows from operating activities:
Net income (loss)	$69	$(2,934)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Depreciation expense	395	367
Noncore inventory write-off	—	—
Write-off rental units	—	—
Net gain on lease termination	—	—
Provision for losses on accounts receivable	485	1,040
Amortization of intangible assets	40	57
Amortization of financing fees	—	—
Issuance of common stock for services	—	—
Provision for obsolete inventory	—	28
Deferred rent	—	—
Employee stock-based compensation expense	200	130
Changes in operating assets and liabilities:
Accounts receivable	(1087)	(277)
Inventory	198	1,602
Prepaid expenses	(14)	223
Income tax receivable	—	268
Deposits and other current assets	—	(53)
Deferred revenue	845	(23)
Accounts payable	402	(67)
Accrued liabilities	167	(20)
Income taxes payable	—	—
Net cash provided by operating activities	1,700	341
Cash flows from investing activities:
Net disposals (purchases) of equipment	—	9
Change in inventory used for rental	(174)	99
Payments on contingent consideration	—	—
Net cash provided by investing activities	(174)	108
Cash flows from financing activities:
Net repayments on line of credit	(1,232)	(440)
Proceeds from notes payable and capital leases	—	—
Payments on notes payable and capital lease obligations	(72)	(60)
Net cash used in financing activities	(1,304)	(504)
Net decrease in cash	239	(55)
Cash at the beginning of the period	8	63
Cash at the end of the period	$247	$8
Supplemental cash flow information:
Interest paid	$351	$503
Income taxes paid (including interest and penalties)	—	—
Supplemental disclosure of non-cash investing and financing activities:
Deposit used to purchase leasehold improvements	$—	$—

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. . Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Contact: Zynex, Inc.  (303) 703-4906